Exhibit 16
April 15, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of Brady Matched 401(k) Plan’s Form 8-K dated April 15, 2008, and have the following comments:
1.	We agree with the statements made in paragraphs 1 through 4 of section 1.

2.	We have no basis on which to agree or disagree with the statements made in section 2.
Yours truly,
/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP